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                                                                Exhibit 10.4


                         Joint Venture Letter Agreement

                                                                January 19, 1996

The Open Society Institute
888 Seventh Avenue
Suite 3100
New York, NY 10106

Chatterjee Fund Management, L.P.
888 Seventh Avenue
Suite 3000
New York, NY 10106

Ladies and Gentlemen:


         We refer to that certain Senior Note Purchase Agreement (the "Note Purchase Agreement"), dated as of the date hereof, and executed among the undersigned (the "Company"), the Open Society Institute ("OSI") and Chatterjee Fund Management, L.P. ("CFM"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Note Purchase Agreement.

         The parties hereto affirm and agree that they shall exercise their best efforts to, promptly after the Closing, enter into a joint venture agreement, the terms of which shall include the following:

         OSI, CFM and the Company will establish a joint venture (the "Joint Venture") to review and provide financing for investment opportunities throughout Asia, excluding the countries of the former Soviet Union (the "Territory"). The Company will act as the operating partner of the Joint Venture and will make available to the Joint Venture all existing and new business opportunities of the Company and its subsidiaries applicable to the Territory ("Ventures") for a time period of at least five years following the establishment of the Joint Venture, with an option exercisable by either OSI or CFM to extend such time period for an additional five years. If, during such time period, both OSI and CFM jointly refuse to invest in the same five Qualifying Proposals (as defined below), and the Company makes a Qualifying Investment in each of such five Qualifying Proposals, the Company's obligation to present Ventures to the Joint Venture shall cease. To constitute a "Qualifying Proposal," each proposal must meet all of the following criteria:
(i) the proposal shall be submitted to each of OSI and CFM in writing; (ii) both OSI and CFM shall be given an opportunity to propose reasonable changes to the
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proposal, which the Company will consider in good faith and (iii) both OSI and
CFM shall have 30 days to consider the proposal, which time period will be extended by the time taken by the Company to review OSI's or CFM's proposed changes. To constitute a Qualifying Investment, each investment made by the Company must be (i) in an amount of not less than $5 million; (ii) consummated within 90 days of OSI's and CFM's decision, communicated to the Company in writing, not to invest and (iii) made by the Company on the same terms as were offered to OSI and CFM. In the event the Company's investment is not made within such 90 day period or if the Company's investment is to be made on terms materially different from those offered to OSI and CFM, the Company shall resubmit the proposal to both OSI and CFM for consideration.

         Except for China, both OSI and CFM will have the right to acquire in aggregate up to a 50% interest in each Venture. With respect to China, (i) neither OSI nor CFM will be entitled to participate in those Ventures that the Company has consummated as of the date hereof, which Ventures are set forth on Exhibit B-1; (ii) OSI and CFM will be entitled to acquire in the aggregate up to a 25% interest in Ventures that the Company is currently actively negotiating, which Ventures are set forth on Exhibit B-2 and (iii) both OSI and CFM will be entitled to acquire in the aggregate up to a 50% interest in all other Ventures. In all cases in which either OSI or CFM participates in a Venture, its investment will be on the same basis (i.e., cost) as that made by the Company. The Company will provide to both OSI and CFM all information the Company receives, acquires and/or prepares with respect to each proposed Venture. If, after review of all the factors involved and completion of its diligence review of a proposed Venture, both OSI and CFM decline to invest in such Venture, or if both OSI and CFM decline to commence such a review in a timely fashion, the Company will be free to seek other outside capital therefor. The fact that either OSI or CFM shall decline to invest in a Venture (or shall decline to commence a diligence review of a Venture) shall not waive either OSI's or CFM's right to invest in any subsequent Venture affiliated with the one that had been declined. The Joint Venture will be organized with a joint board on which the Company will have a majority of members and day-to-day management control, provided that fundamental issues (including, without limitation, mergers, acquisitions, sales of assets and restructurings) will require the consent of all parties. The Company will exercise day-to-day management control over the Ventures.
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         Notwithstanding the foregoing, commencing on the date hereof until the execution date of the joint venture agreement, the Company shall make available to OSI and CFM all Ventures on the terms and conditions described above, provided that such obligation of the Company shall extend for a time period of five years from the date hereof, which time period may be extended for an additional five years by either OSI or CFM. This agreement shall be binding on the Parties hereto until the execution and delivery of a final joint venture agreement.

         Without in any way limiting the rights of OSI and CFM to make investment decisions independently, the Company may submit information and written proposals with respect to Ventures and Qualifying Proposals to The Chatterjee Group ("TCG") on behalf of OSI and CFM, and the Company may rely on communications received by it in writing from The Chatterjee Group with respect to the respective positions and decisions of each of OSI and CFM.
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         This letter agreement shall be governed by and construed in accordance with the laws of the State of New York and may be executed in counterparts by the parties hereto, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter agreement.




                                     Very truly yours,

                                     Global TeleSystems Group, Inc.

                                     By: /s/ NS Molberger
                                        ----------------------------------
                                        Name:  NS Molberger
                                        Title: Vice President - General Counsel


Accepted and Agreed to by:

The Open Society Institute

By:  /s/ ARYEH NEIER
   -------------------------------
   Name:  Aryeh Neier

Chatterjee Fund Management, L.P.

By:  P. Chatterjee
   -------------------------------
    Name:  P. Chatterjee




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                                  EXHIBIT B-1

Existing Ventures in China:

V-Tech: Shanghai VSAT Business

Global Tongda opportunities:

         People's Daily: National Data Network

         Guangdong Paging: Paging opportunity in Guangdong Province
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                                  EXHIBIT B-2

Ventures Under Active Negotiations:

Global Tongda opportunities:

         Hubei CATV: CATV, data, voice opportunity in Hubei Province

         Intelligent Buildings: Value-added services opportunity in Guangdong Province

         800 Mhz-Guangdong: Mobile communications opportunity in Guangdong

China International Travel Services Group: VSAT-based network servicing the travel industry

Zhanjiang Cellular: 80O Mhz cellular opportunity in partnership with the People's Liberation Army and Shanghai Intelligence Engineering, Inc.

Wuxi Cellular: GSM cellular opportunity in Wuxi (near Shanghai)